Exhibit 99.1
FOR IMMEDIATE RELEASE

ADP APPOINTS CARLOS A. RODRIGUEZ PRESIDENT AND
CHIEF OPERATING OFFICER

ROSELAND, New Jersey, May 19, 2011 - The Board of Directors of Automatic Data Processing, Inc. (Nasdaq:  ADP) has appointed Carlos A. Rodriguez to the position of president and chief operating officer, announced Gary C. Butler, ADP’s chief executive officer.   Mr. Rodriguez will assume his new role effective June 1, 2011.

Mr. Rodriguez has been with ADP since 1999, most recently as President of National Accounts Services and Employer Services International.  Mr. Rodriguez joined ADP through the 1999 acquisition of Vincam, where he served initially as CFO for a short period before becoming president of ADP TotalSource.   Under his leadership, TotalSource became the fastest growing, as well as the largest, PEO in the industry.  Mr. Rodriguez also spent several years as president of ADP's Small Business operations, which included ADP TotalSource and ADP Retirement Services.   Under the leadership of Mr. Rodriguez, ADP's Small Business Services enjoyed excellent revenue growth, notable improvement in client service, and importantly launched the "RUN Powered by ADP®” platform, which has become ADP's fastest growing product platform.

Commenting on the appointment, Mr. Butler said, "We are pleased to move forward with a proven leader taking on the position of president and chief operating officer.   Carlos has demonstrated a record of success in each of the senior roles he has held at ADP."

Automatic Data Processing, Inc. (Nasdaq: ADP), with nearly $9 billion in revenues and about 550,000 clients, is one of the world's largest providers of business outsourcing solutions.  Leveraging over 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source.  ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Source: Automatic Data Processing, Inc.
ADP Investor Relations, 973.974.5858

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